SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

November 3, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statement included under Item 4.01 in the Form 8-K dated October 22, 2009 of Bergio International, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Maddox Ungar Silberstein, PLLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, NV

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S Jones Blvd. Suite 202, LAS VEGAS, NEVADA 89107 (888)727-8251 Fax: (888)782-2351